Exhibit 1

3Q21 Capital, Funding and Credit Quality Update Fix. Simplify. Perform. FOR THE 3 MONTHS ENDED 30 JUNE 2021 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Financial results throughout this presentation are in Australian dollars and are based on cash earnings unless otherwise stated. Refer to the 2021 Interim Financial Results Presentation and Investor Discussion Pack for definition. All numbers relating to 3Q21 are on an unaudited basis. This document should be read in conjunction with Westpac’s June 2021 Pillar 3 Report, incorporating the requirements of APS330. Numbers principally cover and compare the 3Q21 and 1H21 periods unless otherwise stated.

# 3Q21 Summary.

Summary

## Capital

- CET1 ratio of 12.0% compared to 12.3% at March 21, lower from dividend payment and higher RWA
- RWA up $8.5bn or 2.0% over 3Q21, mostly higher credit RWA. Mortgage credit risk weight floor 25%[1]
- Pro forma CET1 ratio 12.5%[2]
- Given excess capital and franking credits, the Board will consider a return of capital, with an update expected at our FY21 results

## Credit quality

- Stressed assets to TCE 1.51%, 9bps lower than March 21
- Mortgage 90+ day delinquencies – Australia 1.11% (down 9bps), New Zealand 0.37% (up 4bps)
- Provision cover little changed. Total provisions to credit RWAs 1.55%, down 4bps over the quarter
- Forum Finance alleged fraud included as an IAP in 3Q21
- Relatively small number of new repayment deferrals related to recent lockdowns (to 11 August 21)

## Funding and liquidity

- Funding and liquidity remain strong. LCR 127% and NSFR 123%
- Deposit to loan ratio 80.2%, compared to 79.8% at March 21
- Term Funding Facility (TFF) fully drawn down ($30bn). $8bn drawn in 3Q21

## Other

- Australian mortgages and Australian business lending grew at 1x system in 3Q21[3]
- Confirming key 2H21 considerations indicated at 1H21
  - Margins for 2H21 expected to be lower than 1H21
  - FY21 expenses expected to be higher than FY20 (excl notable items)
- Completed sale of General Insurance. Responding to PNG's ICCC interim findings on Westpac Pacific sale[4]
- Announced sales of Motor Vehicle Finance, New Zealand Life insurance and Australian Life business

1 Risk weight floor % is ratio of risk weighted assets to exposure at default. 2 Refer to page 13 for further details of the announced divestments and the expected CET1 benefit. 3 Mortgage system is based on APRA banking statistics, business lending is based on RBA financial system. 4 On 26 July 2021, Westpac announced that PNG's Independent Consumer and Competition Commission (ICCC) has released its draft determination indicating it proposes to deny authorisation to Kina Bank for the proposed acquisition of Westpac's stake in Westpac Bank PNG Limited. Westpac and Kina Bank are currently reviewing the draft determination and intend to make further submissions to the ICCC before its final determination is issued in September 2021, following a public consultation period.

2 Westpac Group 3Q21 Capital, Funding and Credit Quality Update

Westpac GROUP

# Supporting customers, communities and our people.

COVID-19

We have continued to operate effectively through the latest lockdown.

## New and ongoing support to customers

- New support for eligible customers announced in July 2021 including[1]:
  - Short term deferrals for **mortgages, personal loans** and **small business loans**
  - Repayment and interest rate reductions for **credit cards**
  - **Interest free** temporary overdrafts up to $15k on a maximum 45-day term for business customers
  - Access to term deposit or farm management deposits early with **no interest adjustment**
- To 11 August 21, **$1.6bn** in home loan balance deferrals (**~3,700** customers) and **$29.5m** in business loan balance deferrals (**~725** customers) have been approved[2]
- This is in addition to standard hardship support options available to customers experiencing financial difficulty

## Supporting key infrastructure

- System availability **>99%** in 2021[3]
- **96%** of branches remain open[4]
- Increased staff in operations and call centres
- Continue to return certain capabilities and operations onshore

## 2020 support

- In 2020 we provided $55bn in mortgage deferrals to 149k customers, and $10bn in business loan deferrals to 33k customers
- Most customers returned to payment with **~$1.9bn** in mortgages and **$0.4bn** in business lending migrating to hardship

## Supporting our people

- Supporting **vaccine** rollout
  - Special **paid leave** to get vaccinated
  - **Voluntary vaccination program** currently available to all employees in greater Sydney and household members of customer facing staff in the most impacted local government areas (LGAs)
- Special **paid leave** when in isolation
- Pilot program for **rapid antigen testing** for employees in some key operational sites and the most impacted LGAs
- Over **25,000** employees working from home
- Less than **1%** of capacity on site in our Sydney CBD head office sites (275 Kent St and Barangaroo)[5]
- Wellbeing and mental health support

1 For further details of support and conditions refer westpac.com.au. 2 Support provided only relates to those customers who have accessed COVID-19 emergency support since 10 July 2021. Business loans also include equipment finance and auto loans to business customers. 3 Refers to availability of customer channels. 4 Some branches have been operating at reduced hours but remain open. 5 Refers to the average number of employees on site for the four weeks to 6 August 2021 compared to the capacity of the buildings.

3 Westpac Group 3Q21 Capital, Funding and Credit Quality Update

Westpac GROUP

Capital

# Capital remains well above APRA's unquestionably strong benchmark of 10.5%.

## CET1 capital ratio movements

- CET1 capital ratio of 12.0% at June 21, down from 12.3% at March 21 from
  - Interim dividend payment (49bps)
  - Increase in RWAs mainly from higher mortgage RWAs (22bps)
  - This was partly offset by 3Q21 cash earnings and the benefit from the sale of Coinbase Inc. shares
- On a pro forma basis, the CET1 capital ratio is 12.5% including announced divestments[1]
- Higher mortgage RWAs mostly from a management overlay to increase the mortgage risk weight floor to 25% (RWA to EAD) reflecting anticipated unwind of temporary COVID-19 stimulus effects and our expectation that mortgage risk weights will rise from APRA's future RWA changes

## CET1 capital ratio (%)



11.1
12.3
(0.5)
(0.2)
0.4
12.0
0.5
12.5
Sep-20
Mar-21
1H21 dividend
RWA movements
Other
Jun-21
Divestments
Jun-21 Pro forma

| Key capital ratios (%) | Sep-20 | Mar-21 | Jun-21 |
|---|---|---|---|
| **CET1 capital ratio** | 11.1 | 12.3 | **12.0** |
| Additional Tier 1 capital ratio | 2.1 | 2.2 | **2.2** |
| Tier 1 capital ratio | 13.2 | 14.5 | **14.2** |
| Tier 2 capital ratio | 3.1 | 3.9 | **4.2** |
| Total regulatory capital ratio | 16.4 | 18.4 | **18.4** |
| Risk weighted assets (RWA) ($bn) | 438 | 429 | **437** |
| Leverage ratio | 5.8 | 6.3 | **5.9** |
| **Level 1 CET1 capital ratio** | 11.4 | 12.6 | **12.2** |
| **Internationally comparable ratios[2]** | | | |
| Leverage ratio (internationally comparable) | 6.5 | 6.9 | **6.5** |
| CET1 capital ratio (internationally comparable) | 16.5 | 18.1 | **17.7** |

1 Refer to page 13 for further details of the announced divestments and the expected CET1 benefit. 2 Internationally comparable methodology aligns with the APRA study titled 'International Capital Comparison Study' dated 13 July 2015.

4 Westpac Group 3Q21 Capital, Funding and Credit Quality Update

# Regulatory developments and risk weighted assets.

Capital

## Regulatory developments

- APRA advised that COVID-19 loan deferrals will not be treated as a period of arrears or loan restructuring
- On 21 July 2021, APRA released further guidance on the implementation of Basel III reforms including
  - The CET1 requirement (comprising the minimum requirement and buffers) for the major banks is proposed to increase from 8% to 10.5% from 1 January 2023
  - The interest-only (IO) component of non-standard mortgages amended to IO loans with a current contractual term >5 years and a loan to valuation ratio >80%. We estimate that less than $10bn of mortgages at 30 June 2021 meet this criteria
  - We expect further clarity on the changes ahead of 1 January 2023 implementation
- On 5 August 2021, APRA released the final revised APS 111 standard which will come into force from 1 January 2022. The changes are expected to reduce the Level 1 CET1 capital ratio by ~20bps, primarily from Westpac's equity investment in WNZL

## Risk weighted assets ($bn)


437.9
428.9
11.1
(2.8)
0.2
0.0
0.1
437.4
Reflects the roll-off of prior year volatility from models
Up $8.5bn or 2.0%
Sep-20
Mar-21
Credit risk
Market risk
IRRBB
Operational risk
Other
Jun-21

Chart may not add due to rounding

## Credit risk weighted assets ($bn)


359.4
347.1
(0.6)
4.7
6.9
0.8
(0.7)
358.2
Mostly from mortgages up $2.8bn and corporate up $1.5bn
Up $11.1bn or 3.2%
Sep-20
Mar-21
Credit metrics
Higher lending
Mortgage risk weight floor1
FX translation impacts
Counterparty credit and mark-to-market risk
Jun-21

1 Refer to page 4 for further details.

5 Westpac Group 3Q21 Capital, Funding and Credit Quality Update

Westpac GROUP

1 CAP is Collectively Assessed Provision. IAP is Individually Assessed Provision. 2 GDP and Residential property price growth is annual growth to December each year. Unemployment rate forecast is as at year end. Forecasts used for June 21 were determined 7 June 21. These forecasts are likely to change in light of recent lockdowns. Provisions. Westpac Group 3Q21 Capital, Funding and Credit Quality Update Prudence maintained. Credit quality 6 At Mar 2021 At Jun 2021 2021 2022 2021 2022 GDP growth 4.0% 3.0% 4.8% 3.2% Unemployment 6.0% 5.3% 5.0% 4.7% Residential property price increase/(decrease) 10% 10% 15% 5% Forecasts used in base case economic scenario2 412 611 564 868 943 1,561 1,327 1,271 1,578 2,247 1,806 1,629 818 1,032 853 813 171 708 958 959 3,922 6,159 5,508 5,540 Sep-19 Sep-20 Mar-21 Jun-21 Overlay Stage 1 CAP Stage 2 CAP Stage 3 CAP IAP (Stage 3) Total impairment provisions1 ($m) Provision coverage Sep-20 Mar-21 Jun-21 Provisions to Credit RWA 171bps 159bps 155bps Provisions to TCE 58bps 51bps 50bps Impaired provisions to impaired assets 41.5% 47.0% 55.0% Lower CAP from improved asset quality metrics and improved forward looking economic inputs $300m IAP for one large exposure

Credit quality. Westpac Group 3Q21 Capital, Funding and Credit Quality Update 7 Stressed exposures as a % of TCE Credit quality 0.67 0.62 0.58 0.44 0.27 0.20 0.22 0.15 0.14 0.17 0.26 0.19 0.20 0.46 0.41 0.35 0.31 0.26 0.25 0.33 0.34 0.39 0.48 0.80 0.66 0.67 2.07 1.45 1.24 0.85 0.71 0.54 0.65 0.56 0.55 0.55 0.85 0.75 0.64 3.20 2.48 2.17 1.60 1.24 0.99 1.20 1.05 1.08 1.20 1.91 1.60 1.51 0.0 1.0 2.0 3.0 Sep-10 Sep-11 Sep-12 Sep-13 Sep-14 Sep-15 Sep-16 Sep-17 Sep-18 Sep-19 Sep-20 Mar-21 Jun-21 Impaired 90+ days past due and not impaired Watchlist & substandard Stressed exposures down 9bps in 3Q21. 1 Facilities 90 days or more past due date and not impaired. These facilities, while in default, are not treated as impaired for accounting purposes. Reduction in watchlist and substandard mainly due to customer upgrades and migration of some customers to 90+ days past due and not impaired Increase in 90+ days past due and not impaired driven by migration of some business customers from watchlist and substandard, partially offset by 8bps decrease in mortgage 90+ days past due delinquencies Increase in impaired mainly driven by one large institutional exposure 1

Stressed exposures reduced across most sectors. 8 Corporate and business stressed exposures by industry sector ($bn) 1 Services includes education, health & community services, cultural & recreational services and personal & other services. Westpac Group 3Q21 Capital, Funding and Credit Quality Update Credit quality 0.0 0.2 0.4 0.6 0.8 1.0 1.2 1.4 1.6 1.8 2.0 Property Accommodation, cafes & restaurants Wholesale & retail trade Agriculture, forestry & fishing Property & business services Services Manufacturing Construction Transport & storage Mining Finance & insurance Utilities Sep-20 Mar-21 Jun-21 Stressed exposures to TCE by sector Sector Property Accomm., cafes & restaurants Wholesale & retail trade Agriculture, forestry & fishing Property & business services Services1 Manufacturing Construction Transport & storage Mining Finance & insurance Utilities Mar-21 (%) 2.9 14.6 4.8 6.0 4.3 3.7 3.3 6.1 2.7 3.4 0.2 0.2 Jun-21 (%) 2.9 12.8 3.9 5.4 4.7 5.1 3.2 6.2 2.5 2.0 0.2 0.7 Small number of names in WIB and Business divisions Mostly one institutional exposure Mostly one institutional exposure

6.8 3.0 5.9 15.7 6.8 2.8 5.4 15.0 6.7 2.7 5.2 14.5 Credit cards Personal loans Auto loans (consumer) Total consumer finance Sep-20 Mar-21 Jun-21 Westpac Group 3Q21 Capital, Funding and Credit Quality Update 1 Does not include margin lending. 2 These Auto loans only relate to consumer loans and do not relate to loans outstanding to business customers. These loans will be run-down over their contractual term. 9 Credit quality Australian consumer portfolio. 1.82 0.50 1.50 2.50 Dec-18 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Australian consumer finance portfolio ($bn)1 Australian consumer finance portfolio ($bn) 0 1 2 3 0 5 10 15 20 25 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Unsecured performing loans balance ($bn lhs) Unsecured 90+ day delinquencies balance ($bn rhs) Sep-20 Mar-21 Jun-21 Lending $15.7bn $15.0bn $14.5bn 30+ day delinquencies (%) 3.62 3.58 3.25 90+ day delinquencies (%) 2.09 1.92 1.82 90+ day delinquencies improved 10bps over 3Q21, reflecting 16bps improvement in portfolio, partially offset by 6bps from portfolio contraction. 30+ day delinquency improved 33bps over the period, reflecting 43bps improvement in portfolio, partially offset by 10bps from portfolio contraction Australian consumer finance portfolio1 Australian consumer finance 90+ day delinquencies (%) 2

Australian mortgage delinquencies. Westpac Group 3Q21 Capital, Funding and Credit Quality Update 10 1 Financial hardship assistance is available to customers experiencing unforeseen events, including changes in income due to illness, a relationship breakdown or a natural disaster. Hardship assistance often takes the form of a reduction or deferral of repayments for a short period. Customers requesting financial hardship assistance must provide a statement of financial position and an assessment is made regarding their eligibility. 2 Mortgage loss rates are annualised write-offs for the 6 months ending. Mortgage credit quality Australian mortgage delinquencies (%) Australian mortgages Sep-20 Mar-21 Jun-21 Total portfolio 30+ day delinquencies (bps) 214 179 176 Total portfolio 90+ day delinquencies (bps) (incl. impaired mortgages) 162 120 111 Investment property loans 90+ day delinquencies (bps) 148 118 109 Interest-only loans 90+ day delinquencies (bps) 125 91 84 Customers in hardship1 (by balances, bps) 129 113 106 Consumer properties in possession (number) 256 180 199 Actual mortgage loss rate annualised2 (bps, for the 6 months ending) 3 2 2 1.11 1.76 0.0 1.0 2.0 3.0 4.0 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 90+ day delinquencies 30+ day delinquencies Australian mortgage hardship balances ($bn and # of accounts) 0 4,000 8,000 12,000 16,000 20,000 0 1 2 3 4 5 6 7 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Balances ($bn, lhs) Number of accounts (rhs) Australian mortgage portfolio and FY21 YTD flow by product and repayment type (%) 3 15 22 6 55 2 13 22 5 57 2 12 22 4 59 0 10 18 3 69 LOC IPL-I/O IPL-P&I OO-I/O OO-P&I Sep-20 (Portfolio) Mar-21 (Portfolio) Jun-21 (Portfolio) FY21 YTD Flow

0.18 0.37 0.0 0.1 0.2 0.3 0.4 0.5 0.6 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Ex-hardship Reported New Zealand credit quality remains sound. Westpac Group 3Q21 Capital, Funding and Credit Quality Update Mortgage 90+ day delinquencies1 (%) Unsecured consumer 90+ day delinquencies1 (%) Business stressed exposures as a % of New Zealand business TCE 1 In May 2019 we made changes to the reporting of customers in hardship to align to the method used by APRA. 11 Credit quality Introduction of changes to the reporting of hardship 0.87 1.66 0.0 1.0 2.0 3.0 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Ex-hardship Reported Introduction of changes to the reporting of hardship 1.5 0.9 0.8 0.5 0.3 0.3 0.1 0.3 0.3 0.2 0.3 0.2 0.1 0.2 0.0 0.1 0.0 0.1 0.1 0.1 0.2 0.1 3.2 2.3 2.4 5.0 4.0 3.0 2.9 2.5 2.2 2.4 2.2 4.9 3.3 3.4 5.5 4.4 3.3 3.1 2.9 2.6 2.8 2.6 Sep-13 Sep-14 Sep-15 Sep-16 Sep-17 Sep-18 Sep-19 Mar-20 Sep-20 Mar-21 Jun-21 Watchlist & substandard 90+ day past due and not impaired Impaired 17 9 44 3 4 23 Property Manufacturing Agriculture, forestry & fishing Wholesale trade Construction Other

Funding and liquidity

# Funding and liquidity.

## Key funding and liquidity measures


Net stable funding ratio (%)
122
123
123
Sep-20
Mar-21
Jun-21


Liquidity coverage ratio (%)
Quarterly average
151
124
127
Sep-20
Mar-21
Jun-21


Deposits to net loans ratio (%)
80.1
79.8
80.2
Sep-20
Mar-21
Jun-21


Term Funding Facility[1] (TFF) ($bn)
30
12
Supplementary allowance (Drawn down Oct-20 to Jun-21)
18
Initial allowance (Drawn down Mar-20 to Sep-20)
TFF Allowance
Fully drawn at 30 Jun 2021

## Term debt issuance and maturity profile[2] ($bn)


Issuance
Maturities
42
37
32
34
31
27
6
26
38
37
12
13
10
18
FY16
FY17
FY18
FY19
FY20
FY21 YTD
FY21 remaining
FY22
FY23
FY24
FY25
FY26
FY27
>FY27
Funding for Lending Programme (NZ)
Term Funding Facility (Aus)
Subordinated debt
Senior/Securitisation
Hybrid
Covered bond

1 Westpac's Additional Allowance at 30 June 2021 was zero. 2 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. Perpetual sub-debt has been included in >FY27 maturity bucket. Maturities exclude securitisation amortisation.

12 Westpac Group 3Q21 Capital, Funding and Credit Quality Update

# Portfolio simplification progress.

Simplification

| Businesses sold | Announced | Completed | Expected divestment CET1 benefit (bps) |
|---|---|---|---|
| Zip Co Ltd. | Oct 2020 | Oct 2020 | Realised |
| Coinbase Inc. | May 2021 | May 2021 | Realised |
| General Insurance | Dec 2020 | Jul 2021 | 12 |
| Vendor Finance | Aug 2020 | Aug 2021 | - |
| **Announced sale** | **Announced** | **Completion expected** | |
| Westpac Pacific[1,2] | Dec 2020 | Dec 2021 | 6 |
| Westpac LMI | Mar 2021 | Sep 2021 | 7 |
| Motor Vehicle Finance | Jun 2021 | Dec 2021 | 6 |
| NZ Life Insurance | Jul 2021 | Dec 2021 | 7 |
| Westpac Life Insurance | Aug 2021 | Second half of 2022 | 12 |
| **Total expected divestment benefit** | | | **50** |

| Operations within Specialist Businesses Division |
|---|
| Superannuation, Platforms and Investments |

1 On 26 July 2021, Westpac announced that PNG's Independent Consumer and Competition Commission (ICCC) has released its draft determination indicating it proposes to deny authorisation to Kina Bank for the proposed acquisition of Westpac's stake in Westpac Bank PNG Limited. Westpac and Kina Bank are currently reviewing the draft determination and intend to make further submissions to the ICCC before its final determination is issued in September 2021, following a public consultation period. 2 Impact reflects the remaining CET1 impact expected to occur by Dec 2021 (mainly the release of risk weighted assets upon sale). The accounting loss on sale in Westpac Pacific included in First Half 2021 notable items impacted the CET1 ratio for June 21. In total, the sale of Westpac Pacific is expected to add approximately 3bps to Westpac's Common Equity Tier 1 capital ratio.

13 Westpac Group 3Q21 Capital, Funding and Credit Quality Update

Westpac GROUP

For all shareholding enquiries relating to: • Address details and communication preferences • Instructions for dividends including: bank account, participation in the dividend reinvestment plan, or the dividend donation plan Investor Relations Contact Share Registry Contact For all matters relating to Westpac’s strategy, performance and results Westpac Group 3Q21 Capital, Funding and Credit Quality Update 14 Contact us. Andrew Bowden Head of Investor Relations Louise Coughlan Head of Ratings Agencies and Analysis Arthur Petratos Manager, Shareholder Services Andrea Jaehne Director, Ratings Agencies and Analysis Jacqueline Boddy Head of Debt Investor Relations Neil Wesley Head of Institutional Investor Relations Alec Leithhead Manager, Investor Relations Rebecca Plackett Director, Corporate Reporting and ESG Contact us westpac@linkmarketservices.com.au investorcentre.linkmarketservices.com.au 1800 804 255 investorrelations@westpac.com.au westpac.com.au/investorcentre +61 2 8253 3143 Investor Relations Team.

Disclaimer. The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2021 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2021 available at westpac.com.au for details of the basis of preparation of cash earnings. Refer to Westpac’s 2021 Interim Financial Results Presentation and Investor Discussion Pack for an explanation of cash earnings and a reconciliation of reported net profit to cash earnings. The financial information for the three months ended 30 June 2021 has not been audited or reviewed by any independent registered public accounting firm and has been derived from the unaudited financial statements for the quarter ended 30 June 2021. Any other financial information provided as at a date after 30 June 2021 has not been audited or reviewed by any independent registered public accounting firm either. The information contained in this presentation is presented for information purposes only, is based on management’s current information and reflects management’s view of other factors, including a wide variety of significant business, economic and competitive risks and uncertainties, which may be heightened during the ongoing COVID-19 pandemic. Certain data herein may involve underlying estimates, assumptions and judgments when applying accounting policies and preparing its financial statements, particularly in connection with the calculation of provisions. Any change in such estimates, assumptions and/or judgments resulting from new information or from changes in circumstances or experience could result in Westpac incurring losses greater than those anticipated or provided for. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2021 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2021 available at westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. Disclaimer 15 Westpac Group 3Q21 Capital, Funding and Credit Quality Update